Griffon Corporation Announces Third Quarter Results

NEW YORK, NEW YORK, August 2, 2017 – Griffon Corporation (NYSE:GFF) (the “Company” or “Griffon”) today reported results for the third fiscal quarter ended June 30, 2017.

Revenue was $473.3 million, an increase of 2% from the prior year quarter. Home & Building Products (“HBP”) revenue increased 8%, Clopay Plastics Products Company (“PPC”) revenue remained consistent with the prior year quarter and Telephonics Corporation ("Telephonics") revenue decreased 11% compared to the prior year quarter.

Net income was $9.6 million, or $0.22 per share, compared to $7.6 million, or $0.18 per share, in the prior year quarter. Current quarter results included a $2.2 million, or $0.05 per share, net benefit for certain tax items, which affect comparability (see tax section below). The prior year quarter results included restructuring charges of $5.9 million ($4.2 million net of tax, or $0.10 per share) and a discrete tax benefit, net, of $0.8 million, or $0.02 per share. Excluding these tax items from the respective quarterly results, net income would have been $7.4 million, or $0.17 per share compared to $11.0 million, or $0.26 per share, in the prior year quarter.

Segment adjusted EBITDA was $53.2 million, a decrease of 8% from the prior year quarter primarily driven by the Telephonics revenue decline. Segment adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization and unallocated amounts (mainly corporate overhead), restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable.

Ronald J. Kramer, Chief Executive Officer, commented, “Home and Buildings Products had record Segment adjusted EBITDA of $33 million and continues to drive our near-term growth. Telephonics results reflect the timing of international orders and the current slow pace of US defense spending. We expect our core intelligence, surveillance and communications solutions will provide long-term growth as US and international defense spending accelerates. Overall, increased US defense and infrastructure spending, a stronger economy and tax reform will further enhance our revenue growth and profitability. We remain confident in our 2017 outlook and are optimistic about our future.”

Segment Operating Results
Home & Building Products
Revenue was $276.5 million, an increase of 8% compared to the prior year quarter primarily driven by increased volume and pricing at Clopay Building Products Company, Inc. ("CBP"), increased revenue at The AMES Companies, Inc. ("AMES") from market expansion and the Hills acquisition in Australia and increased AMES US lawn tool, hose reel and wheelbarrow revenue, partially offset by unfavorable product mix at CBP. Both the current and prior years were impacted by an unusually cold and wet spring season in North America.

Segment adjusted EBITDA was $33.1 million, an increase of 3% compared to the prior year quarter driven by increased revenue as noted above, partially offset by increased steel costs at CBP.

On July 31, 2017, AMES acquired La Hacienda Limited, a leading United Kingdom outdoor living brand of unique heating and garden decor products, for approximately $11.0 million. The acquisition of La Hacienda broadens AMES' global outdoor living and lawn and garden business and supports AMES' UK expansion strategy.
Telephonics
Revenue was $81.6 million, a decrease of 11% from the prior year quarter, primarily due to decreased multi-mode radar systems revenue, partially offset by increased contract manufacturing of dismounted electronic countermeasure systems and identification friend or foe radar systems revenue.

Segment adjusted EBITDA was $6.8 million compared to $12.1 million in the prior year quarter, driven by reduced margin on decreased revenue, unfavorable program mix and the impact of revised estimates to complete remaining performance obligations on certain radar and communication programs.

Contract backlog was $355 million at June 30, 2017, compared to $420 million at September 30, 2016, with approximately 79% expected to be fulfilled within the next twelve months. The decrease in backlog was primarily due to the timing of various US and international contract awards associated with radar and surveillance opportunities.

Plastic Products
Revenue of $115.2 million remained consistent with the prior year quarter. Revenue reflected favorable product mix of 2% and favorable resin pricing of $1.9 million or 2%, offset by decreased volume of 3% driven by reduced volume in Europe, partially offset by increased volume in North America. PPC adjusts selling prices based on underlying resin costs on a delayed basis.

Segment adjusted EBITDA was $13.3 million, in line with the prior year quarter, reflecting decreased European volume offset by increased North American volume, favorable product mix and operational performance improvements in Europe. The change in the impact of resin pricing pass through unfavorably impacted EBITDA by $0.8 million.

Taxes
In the quarters ended June 30, 2017 and 2016, the Company reported pretax income, and recognized tax provisions of 17.4% and 35.4%, respectively. Current quarter results include a net tax benefit of $2.2 million, or $0.05 per share, primarily related to discrete tax benefits from the federal domestic production activities deduction, partially offset by the impact of a valuation allowance taken on German net operating loss carryforwards that do not expire. The prior year quarter included a net tax benefit of $0.8 million, or $0.02 per share, related to discrete tax benefits from the release of unrecognized tax benefits and the retroactive extension of the federal R&D credit signed into law December 18, 2015, partially offset by the tax impact of restructuring charges. Excluding restructuring and discrete items, the effective tax rate for the quarter ended June 30, 2017 was 36.4% compared to 37.5% in the prior year quarter.

Balance Sheet and Capital Expenditures
At June 30, 2017, the Company had cash and equivalents of $69 million, total debt outstanding of $997 million, net of discounts and issuance costs, and $172 million available for borrowing under its revolving credit facility, subject to certain loan covenants. Capital expenditures were $16.6 million in the current quarter.

Share Repurchases
In each of July 2015 and August 2016, Griffon’s Board of Directors authorized the repurchase of up to $50 million of Griffon’s outstanding common stock. Under these programs, the Company may purchase shares in the open market, including pursuant to a 10b5-1 plan, or in privately negotiated transactions. During the nine months ended June 30, 2017, Griffon purchased 129,000 shares of common stock under these programs for a total of $2.2 million or $17.06 per share. At June 30, 2017, $49.4 million remained under existing Board authorizations.

From August 2011 to June 30, 2017, Griffon repurchased 20,429,298 shares of its common stock for a total of $261.6 million or $12.81 per share.

Conference Call Information
The Company will hold a conference call today, August 2, 2017, at 4:30 PM ET.

The call can be accessed by dialing 1-800-406-5345 (US participants) or 1-719-457-2615 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 9168041.

A replay of the call will be available starting on Wednesday, August 2, 2017 at 7:30 PM ET by dialing 1-844-512-2921 (US) or 1-412-317-6671 (International), and entering the conference ID number: 9168041. The replay will be available through Wednesday, August 16, 2017 at 11:59 PM ET.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Griffon's ability to achieve expected savings from cost control, restructuring, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon’s Telephonics Corporation supplies products, including as a result of defense budget cuts and other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost of raw materials such as resin, wood and steel; changes in customer demand or loss of a material customer at one of Griffon's operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in the Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which could impact margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation
Griffon is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Headquartered in New York, N.Y., the Company was founded in 1959 and is incorporated in Delaware. Griffon is listed on the New York Stock Exchanges and trades under the symbol GFF.

Griffon currently conducts its operations through three reportable segments:

•	Home & Building Products consists of two companies, AMES and CBP:

•	AMES, founded in 1774, is the leading US manufacturer and a global provider of long-handled tools and landscaping products for homeowners and professionals.

•	CBP, since 1964, is a leading manufacturer and marketer of residential and commercial garage doors and sells to professional dealers and some of the largest home center retail chains in North America.

•
Telephonics, founded in 1933, is recognized globally as a leading provider of highly sophisticated intelligence, surveillance and communications solutions for defense, aerospace and commercial customers.

•
PPC, incorporated in 1934, is a global leader in the development and production of embossed, laminated and printed specialty plastic films for hygienic, health-care and industrial products and sells to some of the world's largest consumer products companies.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Senior Vice President
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311

Griffon evaluates performance and allocates resources based on each segment's operating results before interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable ("Segment adjusted EBITDA", a non-GAAP measure). Griffon believes this information is useful to investors for the same reason.

The following table provides a reconciliation of Segment adjusted EBITDA to Income before taxes:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
REVENUE	2017	2016	2017	2016
Home & Building Products:
AMES	$136,132	$122,198	$419,763	$406,335
CBP	140,349	133,362	406,437	389,657
Home & Building Products	276,481	255,560	826,200	795,992
Telephonics	81,633	91,767	267,998	306,678
PPC	115,206	114,873	341,986	353,786
Total consolidated net sales	$473,320	$462,200	$1,436,184	$1,456,456

Segment adjusted EBITDA:
Home & Building Products	$33,134	$32,082	$92,506	$88,249
Telephonics	6,784	12,125	26,679	32,913
PPC	13,311	13,588	39,652	37,154
Total Segment adjusted EBITDA	53,229	57,795	158,837	158,316
Net interest expense	(12,712)	(12,960)	(38,701)	(37,320)
Segment depreciation and amortization	(19,082)	(17,551)	(56,027)	(51,518)
Unallocated amounts	(9,865)	(9,625)	(29,324)	(28,632)
Restructuring charges	—	(5,900)	—	(5,900)
Income before taxes	$11,570	$11,759	$34,785	$34,946

The following is a reconciliation of each segment's operating results to Segment adjusted EBITDA:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
BY REPORTABLE SEGMENT
(in thousands)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2017	2016	2017	2016
Home & Building Products
Segment operating profit	$23,708	$23,201	$64,661	$62,170
Depreciation and amortization	9,426	8,881	27,845	26,079
Segment adjusted EBITDA	33,134	32,082	92,506	88,249

Telephonics
Segment operating profit	4,114	9,471	18,521	25,159
Depreciation and amortization	2,670	2,654	8,158	7,754
Segment adjusted EBITDA	6,784	12,125	26,679	32,913

Clopay Plastic Products
Segment operating profit	6,325	1,672	19,628	13,569
Depreciation and amortization	6,986	6,016	20,024	17,685
Restructuring charges	—	5,900	—	5,900
Segment adjusted EBITDA	13,311	13,588	39,652	37,154

All segments:
Income from operations - as reported	25,217	24,577	74,662	71,954
Unallocated amounts	9,865	9,625	29,324	28,632
Other, net	(935)	142	(1,176)	312
Segment operating profit	34,147	34,344	102,810	100,898
Depreciation and amortization	19,082	17,551	56,027	51,518
Restructuring charges	—	5,900	—	5,900
Segment adjusted EBITDA	$53,229	$57,795	$158,837	$158,316

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2017	2016	2017	2016
Revenue	$473,320	$462,200	$1,436,184	$1,456,456
Cost of goods and services	357,363	342,843	1,088,550	1,106,837
Gross profit	115,957	119,357	347,634	349,619
Selling, general and administrative expenses	90,740	88,880	272,972	271,765
Restructuring and other related charges	—	5,900	—	5,900
Total operating expenses	90,740	94,780	272,972	277,665
Income from operations	25,217	24,577	74,662	71,954
Other income (expense)
Interest expense	(12,729)	(13,039)	(38,747)	(37,454)
Interest income	17	79	46	134
Other, net	(935)	142	(1,176)	312
Total other expense, net	(13,647)	(12,818)	(39,877)	(37,008)
Income before taxes	11,570	11,759	34,785	34,946
Provision for income taxes	2,017	4,163	7,923	10,467
Net income	$9,553	$7,596	$26,862	$24,479
Basic income per common share	$0.23	$0.19	$0.66	$0.59
Weighted-average shares outstanding	41,683	40,558	40,765	41,318
Diluted income per common share	$0.22	$0.18	$0.63	$0.55
Weighted-average shares outstanding	43,255	43,280	42,934	44,243
Net income	$9,553	$7,596	$26,862	$24,479
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	6,414	796	1,344	11,130
Pension and other post retirement plans	544	386	1,632	1,158
Change in cash flow hedges	198	1,287	801	(1,377)
Total other comprehensive income (loss), net of taxes	7,156	2,469	3,777	10,911
Comprehensive income (loss), net	$16,709	$10,065	$30,639	$35,390

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited) At June 30, 2017	At September 30, 2016
CURRENT ASSETS
Cash and equivalents	$69,448	$72,553
Accounts receivable, net of allowances of $7,462 and $6,425	227,813	233,751
Contract costs and recognized income not yet billed, net of progress payments of $4,841 and $8,001	119,367	126,961
Inventories, net	339,393	308,869
Prepaid and other current assets	43,622	38,605
Assets of discontinued operations	479	219
Total Current Assets	800,122	780,958
PROPERTY, PLANT AND EQUIPMENT, net	410,472	405,404
GOODWILL	361,405	361,185
INTANGIBLE ASSETS, net	210,060	210,599
OTHER ASSETS	18,110	21,982
ASSETS OF DISCONTINUED OPERATIONS	4,314	1,968
Total Assets	$1,804,483	$1,782,096

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$16,656	$22,644
Accounts payable	178,571	190,341
Accrued liabilities	97,871	103,594
Liabilities of discontinued operations	1,107	1,684
Total Current Liabilities	294,205	318,263
LONG-TERM DEBT, net	980,720	913,914
OTHER LIABILITIES	131,149	137,266
LIABILITIES OF DISCONTINUED OPERATIONS	4,321	1,706
Total Liabilities	1,410,395	1,371,149
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	394,088	410,947
Total Liabilities and Shareholders’ Equity	$1,804,483	$1,782,096

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine Months Ended June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$26,862	$24,479
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	56,380	51,879
Stock-based compensation	7,200	8,432
Provision (recovery) for losses on accounts receivable	(111)	350
Amortization of debt discounts and issuance costs	3,774	5,271
Deferred income taxes	5,287	1,249
Gain on sale of assets and investments	—	(240)
Change in assets and liabilities, net of assets and liabilities acquired:
(Increase) decrease in accounts receivable and contract costs and recognized income not yet billed	13,617	(18,437)
(Increase) decrease in inventories	(28,958)	14,632
Decrease in prepaid and other assets	2,084	1,866
Decrease in accounts payable, accrued liabilities and income taxes payable	(23,245)	(32,827)
Other changes, net	2,595	3,093
Net cash provided by operating activities	65,485	59,747
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(59,153)	(63,247)
Acquired businesses, net of cash acquired	(6,051)	(1,744)
Investment in unconsolidated joint venture	—	(2,726)
Proceeds from sale of assets	165	914
Investment sales	—	715
Net cash used in investing activities	(65,039)	(66,088)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(7,766)	(6,686)
Purchase of shares for treasury	(15,796)	(50,771)
Proceeds from long-term debt	211,097	263,249
Payments of long-term debt	(152,478)	(177,973)
Change in short-term borrowings	(940)	(45)
Share premium payment on settled debt	(24,997)	—
Financing costs	(363)	(4,135)
Purchase of ESOP shares	(10,908)	—
Other, net	(112)	13
Net cash provided by (used in) financing activities	(2,263)	23,652
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(1,216)	(1,152)
Net cash used in discontinued operations	(1,216)	(1,152)
Effect of exchange rate changes on cash and equivalents	(72)	456
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(3,105)	16,615
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	72,553	52,001
CASH AND EQUIVALENTS AT END OF PERIOD	$69,448	$68,616

Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, loss on debt extinguishment, acquisition related expenses and discrete and certain other tax items, as applicable. Griffon believes this information is useful to investors for the same reason. The following table provides a reconciliation of Net income to adjusted net income and earnings per share to Adjusted earnings per share:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2017	2016	2017	2016
Net income	$9,553	$7,596	$26,862	$24,479

Adjusting items, net of tax:
Restructuring charges	—	4,223	—	4,223
Discrete and certain other tax benefits	(2,193)	(775)	(5,122)	(3,324)
Adjusted net income	$7,360	$11,044	$21,740	$25,378
Diluted income per common share	$0.22	$0.18	$0.63	$0.55
Adjusting items, net of tax:
Restructuring charges	—	0.10	—	0.10
Discrete and certain other tax benefits	(0.05)	(0.02)	(0.12)	(0.08)
Adjusted earnings per common share	$0.17	$0.26	$0.51	$0.57
Weighted-average shares outstanding (in thousands)	43,255	43,280	42,934	44,243

Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.